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                                                                  Exhibit 10.45


                         ChemGenics Pharmaceuticals Inc.
                               One Kendall Square
                                  Building 300
                               Cambridge, MA 02139


                                              November 22, 1996


PerSeptive Biosystems, Inc.
500 Old Connecticut Path
Framingham, MA 01701

Gentlemen:

         Reference is made to the Master Agreement dated May 7, 1996 and to the Warrant (the "Warrant") for the purchase for 4,896,335 shares of Common Stock of ChemGenics Pharmaceuticals Inc. ("ChemGenics") issued to PerSeptive Biosystems, Inc. ("PerSeptive") on June 28, 1996. ChemGenics has described to PerSeptive a proposed transaction between ChemGenics and American Home Products Corporation, represented by its Wyeth-Ayerst Laboratories Division ("Wyeth-Ayerst") in which ChemGenics and Wyeth-Ayerst will enter into a Collaborative Research and License Agreement, Stock Purchase Agreement and Standstill Agreement (collectively, the "Wyeth-Ayerst Transaction"). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PerSeptive and ChemGenics have agreed as follows:

1. Contingent upon the closing of the Wyeth-Ayerst Transaction, ChemGenics and PerSeptive agree to modify and amend Section 8.07 of the Master Agreement to terminate PerSeptive's rights under the second sentence thereof with the effect that PerSeptive shall not, after the closing of the Wyeth-Ayerst Transaction, have the right to rescind the Master
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         Agreement and the other agreements, documents and instruments entered into in connection therewith or to unwind the collaboration established by such agreements and other documents.

2. PerSeptive agrees that, notwithstanding the terms of the Warrant, or any other document or agreement entered into in connection therewith, PerSeptive will at no time exercise the Warrant in a manner which would cause the shares of Common Stock owned by PerSeptive to be more than 49.9% of all outstanding equity securities of ChemGenics (treating any convertible securities issued by ChemGenics as having been converted). ChemGenics agrees that, in the event the foregoing restriction prevents PerSeptive from exercising any or all of the Warrant at the time of its expiration on June 28, 2000, the expiration date of the portion of the Warrant which cannot be exercised shall be extended for a six-month period through December 28, 2000; and if such restriction prevents the exercise of all or part of the Warrant at that extended date, the execution date of the portion which cannot be exercised shall be continued for an additional six months, which opportunity to extend the exercise date of the Warrant shall continue in increments of six months until such time as the foregoing restriction no longer prevents the full exercise of the Warrant.

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         If the foregoing accurately sets forth our understanding, please so signify by signing and returning a duplicate copy of this letter, whereupon it will take effect as an amendment to both the Master Agreement and the Warrant in accordance with the terms thereof.

                                           Very truly yours,

                                           CHEMGENICS PHARMACEUTICALS INC.


                                           By: /s/ Barry A. Berkowitz
                                               -----------------------
                                               Chief Executive Officer


ACCEPTED AND AGREED:

PERSEPTIVE BIOSYSTEMS, INC.


By: /s/ Noubar B. Afeyan
    -----------------------
    Chairman and
    Chief Executive Officer


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